Exhibit 99.3

PETVIVO HOLDINGS, INC.

NOMINATING AND CORPORATE GOVERNANCE COMMITTEE CHARTER

Effective as of November 20, 2020

I. PURPOSE

The purpose of the Nominating and Corporate Governance Committee (“Committee”) of the Board of Directors (“Board”) of PetVivo Holdings, Inc. (the “Company”) is to oversee the Company’s corporate governance and to: (i) nominate directors for election to the Board and appointment to committee membership, and (ii) develop and recommend to the Board a set of corporate governance polices and guidelines for the Company.

II. COMPOSITION

The Committee will consist of two or more directors, with the exact number determined by the Board. Each member of the Committee must qualify as an independent director in accordance with the rules of the Nasdaq Stock Market. Committee members will be appointed by the Board. The members of the Committee will be appointed for one-year terms and will serve for such term or terms as the Board may determine or until earlier resignation or death. The Board may remove any member from the Committee at any time, with or without cause. The Board may appoint a Committee member to serve as the chairperson for the Committee (the “Chair”), who will set the agenda for Committee meetings and conduct the proceedings of those meetings. If the Board does not appoint a Chair, the Committee members may designate a chair by their majority vote.

III. DUTIES AND RESPONSIBILITIES

The principal responsibilities and duties of the Committee are set forth below. These duties are set forth as a guide with the understanding that the Committee will carry them out in a manner that is appropriate given the Company’s needs and circumstances. The Board or Committee may supplement them as appropriate and may establish policies and procedures from time to time that it deems necessary or advisable in fulfilling its responsibilities.

1.	Board Composition, Evaluation and Nominating Activities. The Committee will:

a)	Determine the qualifications, qualities, skills and other expertise required of every director or that are appropriate for one or more individual directors to possess, and develop, and recommend to the Board for its approval, criteria to be considered in selecting nominees for director (the “Director Criteria”).

b)	Review the current composition, organization and governance of the Board and its committees, determine future requirements and make recommendations to the Board for approval consistent with the Director Criteria.

c)	Identify, evaluate, and select candidates to fill new positions or vacancies on the Board consistent with the Director Criteria.

d)	Consider any nominations of director candidates validly made by stockholders in accordance with applicable laws, rules and regulations and the provisions of the Company’s governing documents.

e)	Develop and review periodically the policies and procedures for considering stockholder nominees for election to the Board.

f)	Evaluate the performance of individual members of the Board eligible for re-election by the stockholders at the annual meeting of stockholders or any special meeting of stockholders at which directors are to be elected.

g)	Consider the Board’s leadership structure, including the separation of the chairperson and Chief Executive Officer roles and/or appointment of a lead independent director of the Board, either permanently or for specific purposes, and make such recommendations to the Board with respect thereto as the Committee deems appropriate.

h)	Evaluate and recommend termination of membership of individual directors for cause or for other appropriate reasons.

i)	Evaluate the “independence” of directors and director nominees against the independence requirements of the securities exchange on which the Company is listed, applicable rules and regulations promulgated by the Securities and Exchange Commission and other applicable laws.

2.	Board Committees. The Committee will:

a)	Review annually the structure and composition of each committee of the Board and make recommendations to the Board for changes to such committees, including the creation or dissolution of committees.

b)	Recommend to the board persons to be members and chairpersons of the various committees.

3.	Corporate Governance. The Committee will:

a)	Develop and recommend to the Board a set of corporate governance guidelines applicable to the Company.

b)	Review annually the corporate governance guidelines approved by the Board and their application, and recommend any changes deemed appropriate to the Board for its consideration.

c)	Oversee the Company’s corporate governance practices, including reviewing and corporate governance practices, including reviewing and recommending to the Board for approval any changes to the Company’s corporate governance framework, including its Articles of Incorporation.

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d)	Develop, subject to approval by the Board, a process for an annual evaluation of the Board and its committees, and to oversee the conduct of this annual evaluation.

e)	Evaluate the participation of members of the Board in orientation and continuing education activities in accordance with applicable listing standards.

f)	Review the disclosure included in the Company’s proxy statement regarding the Company’s director nomination process and other corporate governance matters.

g)	Review any proposals properly submitted by stockholders for action at the annual meeting of stockholders and make recommendations to the Board regarding action to be taken in response to each such proposal.

h)	Review and discuss with management the disclosure regarding the operations of the Committee and director independence, and recommend that this disclosure be included in the Company’s proxy statement or annual report.

IV. MEETINGS

The Committee will meet at least two times a year at such times and places deemed appropriate by the Committee or its Chair. The Committee will report regularly to the Board regarding its actions and make recommendations to the Board as appropriate. The Committee is governed by the same rules regarding meetings (including meetings in person or by telephone or other similar communications equipment), action without meetings, notice, waiver of notice, and quorum and voting requirements as are applicable to the Board.

V. DELEGATION OF AUTHORITY

The Committee may, as it deems appropriate in its sole discretion, form and delegate authority to one or more subcommittees to the extent permitted under applicable law and the Company’s governing documents

VI. OUTSIDE ADVISORS

The Committee may conduct or authorize studies of, or investigations into, any matter that is within the Committees scope of responsibility, with full access to all books, records, facilities and personnel of the Company. The Committee has the sole authority and right, at the expense of the Company, to retain or obtain the advice of legal counsel, compensation and other consultants, experts and advisers of its choice to assist the Committee in connection with its functions, including any studies or investigations, but only after taking into consideration all factors relevant to any adviser’s independence from management as may be required by any applicable law, including those specified in Rule 5605(d)(3) of the NASDAQ Rules and those set forth in the Securities Exchange Act of 1934. The committee will be directly responsible and will have sole authority for the appointment, compensation (including fees and other retention terms) and oversight of the work of any such advisers.

VII. REVIEW OF COMMITTEE COMPOSITION, PERFORMANCE AND CHARTER

The Committee will evaluate the Committee’s composition and performance on an annual basis. The Committee will review and reassess the adequacy of this Charter on an annual basis, and recommend to the Board any changes the Committee determines are appropriate.

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